EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
TO RESTATED CERTIFICATE OF INCORPORATION
OF
COMPREHENSIVE CARE CORPORATION
     Comprehensive Care Corporation, (the “Corporation”) a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware does hereby certify as follows in accordance with the provisions of Section 242 of the Delaware General Corporation Law:
     1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 28, 1969 and was amended pursuant to the filing of a Restated Certificate of Incorporation that was filed on February 22, 1995 and was further amended pursuant to the filing of a Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock effective as of June 14, 2005 and further amended by the filing of an Amendment to Restated Certificate of Incorporation on November 3, 2005.
     2. This Amendment to the Restated Certificate of Incorporation of the Corporation was deemed advisable by the Board of Directors and adopted by the Board of Directors and by the Shareholders of the Corporation in accordance with the provisions of Sections 242, 228 and 141(f) of the Delaware General Corporation Law.
     3. The Restated Certificate of Incorporation of this Corporation is to be amended as follows:
     Under the Fourth Section, the first and second paragraphs shall be deleted and replaced with the following:
“FOURTH. The corporation shall have authority to issue two classes of shares of stock to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares which the corporation shall have authority to issue shall be thirty million sixty thousand (30,060,000). The total number of shares of Preferred Stock which the corporation shall have authority to issue shall be sixty thousand (60,000); and each share shall have a par value of fifty dollars ($50.00); and the total number of shares of Common Stock which the corporation shall have authority to issue shall be thirty million (30,000,000); and each such share shall have a par value of one cent ($0.01).”

     4. This Certificate of Amendment shall be effective as of 12:01 a.m. on March 23, 2006.
     IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by a duly authorized officer this 21st day of March, 2006.

COMPREHENSIVE CARE CORPORATION
By:	/s/ Robert J. Landis
Robert J. Landis
Chairman and Chief Financial Officer

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